AXA Equitable Supplemental Severance Plan for Executives
As Amended and Restated as of August 9, 2019

Section I. Purpose

The purpose of the AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Plan”) is to provide supplemental severance benefits for individuals who have been elected by the Board of Directors of AXA Equitable Life Insurance Company (“AXA Equitable”) as Managing Directors or higher (“Executives”) in the event of certain types of terminations of employment These severance benefits are intended solely to supplement, and shall not be duplicative of, any severance benefits for which an Executive may be eligible under the AXA Equitable Severance Benefit Plan (“Basic Severance Plan”).

Section II. Coordination with Basic Severance Plan

All provisions of the Basic Severance Plan including, without limitation, all terms and conditions for the payment of Severance Benefits, shall apply to this Supplemental Plan and are incorporated by reference into this Supplemental Plan. To the extent there is a conflict between this Supplemental Plan and the Basic Severance Plan, this Supplemental Plan will govern.

Section III. Definitions

The following definitions shall apply for purposes of this Supplemental Plan and any capitalized terms that are not otherwise defined herein are as defined in the Basic Severance Plan.

EQH
EQH shall mean AXA Equitable Holdings, Inc.

Bonus Amount
The Bonus Amount for an Eligible Executive shall mean the greatest of:

•	the most recent annual short-term incentive compensation award paid to the Eligible Executive prior to the Notice Date;

•	the average of the three most recent short-term incentive compensation awards paid to the Eligible Executive prior to the Notice Date; and

•	the annual target short-term incentive compensation award for the Eligible Executive for the year in which the Notice Date occurs;

Cause
Cause shall mean the Eligible Executive’s:

•	violation of law during the course of his or her employment;

•	material breach of any Company policy related to workplace conduct;

•	conduct resulting in damage to Company assets;

•	conduct that is materially injurious to the Company, monetarily or otherwise;

•	disclosure of confidential and/or proprietary information in violation of Company policies or standards; or

•	breach of his or her duty of loyalty to the Company.

Change in Control
Change in Control shall have the meaning set forth in the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time to time.

CIC Executive
CIC Executive shall mean an Eligible Executive who is a MC Member, the AXA Equitable Chief Human Resources Officer, the AXA Equitable Chief Information Officer or the AXA Equitable Chief Transformation Officer.

Company
Company shall mean EQH and its Subsidiaries.

Eligible Executive
Eligible Executive shall mean: (a) an Executive who is Job Eliminated, (b) an Executive whose employment is Terminated without Cause or (c) a CIC Executive whose employment is Terminated for Good Reason within 12 months after a Change in Control.

Good Reason
Good Reason shall mean:

•	a material dimunition of a CIC Executive’s duties, authority or responsibilities;

•
a material reduction in a CIC Executive’s base compensation (other than in connection with, and substantially proportionate to, reductions by the Company of the compensation of other similarly situated senior executives); and

•	a material change in the geographic location of a CIC Executive’s position

MC Member
MC Member shall mean an Eligible Executive who is a member of the EQH Management Committee.

Notice Date
Notice Date shall mean the date an Eligible Executive receives Notice of Job Elimination or that a CIC Executive provides notice of Termination for Good Reason.

Subsidiary
Subsidiary shall mean any entity that is directly or indirectly controlled by EQH or any entity in which EQH directly or indirectly has at least a 50% equity interest

Termination Date
Termination Date shall mean, In the case of a Job Elimination, the Eligible Executive’s Job Elimination Date and in the case of a Termination Without Cause or a Termination for Good Reason, the Eligible Executive’s last day of employment.

Termination without Cause
Termination without Cause means termination of an Eligible Executive’s employment by the Company without Cause other than a Job Elimination.

Termination for Good Reason
Termination for Good Reason shall mean a voluntary termination of employment by a CIC Executive after having delivered to the Company notice of termination due to the existence of a Good Reason condition within 90 days of its initial existence which is not remedied by the Company within 30 days of the notice.

Section IV. Benefits

Subject to the terms and conditions set forth in the Basic Severance Plan, an Eligible Executive shall be eligible for the following benefits to the extent not provided to the Eligible Executive under the Basic Severance Plan:

(a)
Severance Pay equal to fifty-two weeks of Salary, payable in accordance with Section 5.2 of the Basic Severance Plan; provided that, in the case of a MC Member, the number “fifty-two” in this sentence shall be replaced by “seventy-eight”;

(b)
An additional amount of Severance Pay, payable in accordance with Section 5.2 of the Basic Severance Plan, equal to the Eligible Executive’s Bonus Amount; provided that, in the case of a MC Member, the additional amount of Severance Pay shall be equal to 150% of the Eligible Executive’s Bonus Amount;

(c)
a lump sum payment equal to the sum of: (i) the Eligible Executive’s annual target short-term incentive compensation for the year in which the Notice Date occurs, pro-rated based on the number of the Eligible Executive’s full calendar months of service in that year, and (ii) $40,000, less applicable withholdings and deductions, made on the first business day on or after the 90th day following the Eligible Executive’s Termination Date; and

(d)
in the event that the Notice Date occurs during the period beginning on January 1 of a calendar year and ending on the date on which short-term incentive compensation awards are paid under the AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan for the prior calendar year, the Eligible Executive shall receive a lump sum payment equal to his or her annual target short-term incentive compensation for the prior year.

No amounts paid under this Supplemental Plan will be deemed to be compensation for purposes of any Company benefit plan or program.

Section V. Change in Control

In the event that a CIC Executive’s Termination Date occurs within twelve months after a Change in Control:

•	the number of weeks of Salary payable as Severance Pay to the CIC Executive under Section IV(a) above shall be one hundred and four; and

•	the amount payable as Severance Pay under Section IV(b) above shall be equal to 200% of the CIC Executive’s Bonus Amount.

Section VI. Restrictive Covenants

In addition to any eligibility requirements under the Basic Severance Plan, to be eligible to receive benefits under this Supplemental Plan, an Eligible Executive must agree that he or she will not, for 12 months following the Termination Date, directly or indirectly:

•	provide services in any capacity for any entity that conducts business competitive to that of EQH or one of its Subsidiaries;

•
individually or on behalf of any other person or business entity of any type, hire or attempt to hire any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative who is, or during the 6 months preceding the Eligible Executive’s Termination Date was, employed or associated with EQH or one of its Subsidiaries; or

•
either for his or her own benefit or for the benefit of another, attempt to solicit any person or entity that is, or during the 6 months preceding the Eligible Executive’s Termination Date was, a customer of EQH or one of its Subsidiaries.

Section VII. Section 409A

(a)
If any payment, compensation or other benefit provided to an Eligible Executive in connection with his or her termination of employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Eligible Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then such “nonqualified deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month of such Eligible Executive’s Termination Date or (ii) the first regularly scheduled payroll date following such Eligible Executive’s death, if earlier (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Eligible Executive during the period between the Eligible Executive’s Termination Date and the New Payment Date will be paid to such Eligible Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Supplemental Plan.

(b)	If under this Supplemental Plan, an amount is paid in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

(c)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Supplemental Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), provided that a separation from service will be deemed to have occurred where AXA Equitable and an Eligible Executive reasonably anticipate that the level of bona fide services such Eligible Executive would perform after that date for AXA Equitable and all persons with whom AXA Equitable would be considered a single employer under Sections 414(b) and 414(c) of the Code would permanently decrease to less than 50% of the average level of bona fide services provided by such Eligible Executive in the immediately preceding 12 months. In addition, an 80% test will be used to in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code.

Section VIII. Effective Date

The original effective date of this Supplemental Plan is November 20, 2008. This Supplemental Plan was amended and restated effective as of March 4, 2011, January 1, 2014 and May 9, 2018, and is hereby subsequently amended and restated effective as of August 9, 2019.

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